JETBLUE AIRWAYS REPORTS NOVEMBER TRAFFIC
New York, NY (December 11, 2019) -- JetBlue Airways Corporation (NASDAQ: JBLU) reported its preliminary traffic results for November 2019. Traffic in November 2019 increased 3.7 percent from November 2018, on a capacity increase of 7.1 percent. Load factor for November 2019 was 80.8 percent, a decrease of 2.7 points from November 2018. JetBlue’s preliminary completion factor for November 2019 was 99.9 percent and its on-time (1) performance was 80.4 percent. JetBlue expects fourth quarter revenue per available seat mile (RASM) to range between (3.5) and (1.5) percent, driven by softer than expected close-in yields in late November, combined with the negative impact of weather over the Thanksgiving holiday peak.

JETBLUE AIRWAYS TRAFFIC RESULTS

	November 2019	November 2018	% Change
Revenue passenger miles (000)	4,258,447	4,106,313	3.7%
Available seat miles (000)	5,269,418	4,918,656	7.1%
Load factor	80.8%	83.5%	-2.7 pts.
Revenue passengers	3,399,650	3,385,594	0.4%
Departures	30,278	29,893	1.3%
Average stage length (miles)	1,138	1,102	3.3%

	Y-T-D 2019	Y-T-D 2018	% Change
Revenue passenger miles (000)	49,013,552	46,435,461	5.6%
Available seat miles (000)	58,253,158	54,527,968	6.8%
Load factor	84.1%	85.2%	-1.1 pts.
Revenue passengers	39,100,702	38,613,612	1.3%
Departures	336,999	334,961	0.6%
Average stage length (miles)	1,138	1,093	4.1%

(1) The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 42 million customers a year to 100+ cities in the U.S., Caribbean, and Latin America, with an average of more than 1,000 daily flights. For more information, please visit jetblue.com.

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